SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

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Check the appropriate box:

[ ] Preliminary Proxy Statement
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    Section 240.14a-12

                       TRANSAMERICA CORPORATION
            (Name of Registrant as Specified In Its Charter)

                           JACLYN L. LARSON
                    Assistant Corporate Secretary
              (Name of Person(s) Filing Proxy Statement)

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    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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       _______________________________________________________________
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       _______________________________________________________________
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       pursuant to Exchange Act Rule 0-11.
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[ ] Check box if any part of the fee is offset as provided by Exchange Act
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

LOGO goes here                            Transamerica Corporation
                                          600 Montgomery Street
                                          San Francisco, California 94111

- -------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, April 28, 1994

                                   10:30 A.M.


TO THE STOCKHOLDERS:

   The Annual Meeting of Stockholders of Transamerica Corporation will be held at the Giannini Auditorium, Concourse Level, Bank of America Center, 555 California Street, San Francisco, California, on Thursday, April 28, 1994, at 10:30 A.M., for the purpose of:

   1. Electing two directors of the Corporation to hold office for three-year terms;

   2. Electing independent auditors to audit the financial statements of the Corporation for the year 1994;

   3. Ratifying an amendment to The 1985 Stock Option and Award Plan;

   4. Approving the adoption of the Value Added Incentive Plan; and

   5. Acting upon a stockholder resolution if presented at the meeting.

All other matters which may properly come before the meeting and any adjournment thereof will also be considered.

   Stockholders of record at the close of business on March 4, 1994 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California.


                                      By Order of the Board of Directors


                                            Christopher McLain
                                                Secretary

San Francisco, California
March 23, 1994

                                PROXY STATEMENT
                                       OF
                            TRANSAMERICA CORPORATION

                             600 MONTGOMERY STREET

                        SAN FRANCISCO, CALIFORNIA 94111


INFORMATION CONCERNING THE SOLICITATION

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of Transamerica Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held on April 28, 1994 and at any adjournment thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person.
If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted for the election of directors and for Proposals 2, 3 and 4 and against Proposal 5.

   Stockholders of record at the close of business on March 4, 1994 are entitled to vote at the Annual Meeting. On that date the Corporation had outstanding 75,568,523 shares of common stock, $1 par value, each share being entitled to one vote and each one-half share being entitled to one-half vote. A proxy given by any stockholder participating in the Corporation's Dividend Reinvestment Plan or in the Corporation's Employees Stock
Savings Plan will govern the voting of all full shares held for such stockholder's account under those Plans.

   A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, a plurality vote of the shares of the common stock of the Corporation present in person or by proxy at the meeting and entitled to vote is required for the election of directors and the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy and entitled to vote is required for the election of independent auditors and approval of Proposals 3, 4 and 5. Abstentions are considered shares present and entitled to vote and therefore have the same legal effect as a vote against a matter presented at the meeting. Any shares as to which a broker or nominee does not have discretionary voting authority under applicable
New York Stock Exchange rules will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes.


   The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners of shares and obtaining their instructions. Regular employees of the Corporation may solicit proxies personally or by mail, telephone or telegraph. In addition, the Corporation has retained Georgeson & Co., Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $19,000 plus out-of-pocket expenses.

   The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

   This proxy statement, the proxy and the Corporation's 1993 Annual Report were first mailed to stockholders on March 23, 1994.


                           (1) ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

   The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors comprising the Corporation's Board of Directors is currently set pursuant to the Corporation's By-Laws at eleven. Of this number, two members of the Board of Directors have terms expiring, and are nominees for election, at the 1994 Annual Meeting of Stockholders. Mr. Glenn A. Cramer, whose term as a director expires at the 1994 Annual Meeting of Stockholders, will be retiring from the Board of Directors and will not stand for re-election. Four members have terms expiring at the 1995 Annual Meeting of Stockholders and four members have terms expiring at the 1996 Annual
Meeting of Stockholders. The number of directors will be reduced to ten upon Mr. Cramer's retirement.

   Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the two nominees named below as directors of the Corporation to hold office until the 1997 Annual Meeting of Stockholders and until their respective successors are elected and qualified. All of the nominees have indicated a willingness to serve as directors if elected. Should either nominee not be a candidate at the 1994 Annual Meeting, all such proxies so received will be voted in favor of the other nominee and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed form of proxy, or the number of directors may be reduced by the Board of Directors. Both nominees have been recommended by the Board of Directors for three-year terms expiring at the 1997 Annual Meeting of Stockholders.


   Certain information concerning each of the two nominees for directors, and each current director in the classes continuing in office, is set forth below.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 1997

FORREST N. SHUMWAY                    Director since 1973         Age 67
Retired Vice Chairman of the Board of Allied-Signal Inc., a diversified multi-industry company. He also serves as a director of Aluminum Company of America, American President Companies, Ltd., The Clorox Company and First Interstate Bancorp.


PETER V. UEBERROTH                    Director since 1984         Age 56
Managing Director of the Contrarian Group, Inc., a business management company, since 1989. He was Commissioner of Major League Baseball from
1984 to 1989. He also serves as a director of Adia Services, Inc., The Coca Cola Company and Morrison Knudsen Corporation.


DIRECTORS CONTINUING IN OFFICE UNTIL 1995

JAMES R. HARVEY*                      Director since 1975         Age 59
Chairman of the Board of the Corporation. He has been Chairman of the Board since 1983 and was Chief Executive Officer from 1981 to 1991. He retired as an employee of the Corporation in 1992. He also serves as a director of Sedgwick Group plc, McKesson Corporation, Pacific Telesis Group, PacTel Corporation, and The Charles Schwab Corporation.


GORDON E. MOORE*                      Director since 1981         Age 65
Chairman of the Board and a director of Intel Corporation, a semiconductor manufacturing company. He also serves as a director of Varian Associates, Inc.


RAYMOND F. O'BRIEN*                   Director since 1982         Age 71
Chairman of the Board and a director of Consolidated Freightways, Inc., a freight transportation company. He was also Chief Executive Officer of that company from 1979 to 1988 and from 1990 to 1991. He also serves as a director of Watkins-Johnson Company.

- ----------
* Member of the Executive Committee.


CONDOLEEZZA RICE*                     Director since 1991        Age 39
Provost of Stanford University since 1993. She was Associate Professor of Political Science at Stanford from 1987 to 1989 and from 1991 to 1993. She was Special Assistant to the President of the United States on the National Security Council from 1990 to 1991 and Director of Soviet and East
European Affairs on the National Security Council from 1989 to 1990. She also serves as a director of Chevron Corporation.


DIRECTORS CONTINUING IN OFFICE UNTIL 1996

MYRON DU BAIN*                        Director since 1984         Age 70
Former Chairman of the Board of SRI International, a research and consulting organization. He also serves as a director of First Interstate Bancorp and Scios Nova, Inc.


SAMUEL L. GINN*                       Director since 1989         Age 56
Chairman of the Board, President, Chief Executive Officer and a director of Pacific Telesis Group, a diversified telecommunications company, since 1988. He also serves as a director of PacTel Corporation, Chevron Corporation and Safeway Inc. Upon the effective date of the proposed spinoff of PacTel Corporation from Pacific Telesis Group, Mr. Ginn will resign as an officer and director of that company and continue as Chairman of the Board and Chief Executive Officer of PacTel Corporation, a wireless telecommunications company.


FRANK C. HERRINGER*                   Director since 1986         Age 51
Chief Executive Officer and President of the Corporation. He has been Chief Executive Officer since 1991 and President since 1986. He also serves as a director of all major subsidiaries of the Corporation, Pacific Telesis Group, Sedgwick Group plc and Unocal Corporation.


CHARLES R. SCHWAB*                    Director since 1989         Age 56
Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm, since 1986. He has been Chairman of Charles Schwab & Co., Inc. since 1978. He also serves as a director of The Gap, Inc. and PacTel Corporation.
- ----------
* Member of the Executive Committee.


DIRECTOR COMPENSATION AND BENEFITS

   Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $24,000 and a fee of $1,000 for each Board or committee meeting attended. Committee chairs also receive an annual retainer of $2,500, with the exception of the chairs of the Management Development and Compensation, the Corporate Audit and the Executive Committees, who each receive annual retainers of $3,500. Fees payable to Mr. Harvey for service as a director in 1993 were included in the $250,000 per annum paid under his consulting agreement referred to below. Directors who are employees of the Corporation do not receive fees for their services as directors.

   Directors are eligible to defer receipt of $5,000 or more of their retainers and meeting fees under the Corporation's deferred compensation policy. In general, amounts deferred for less than five years are credited with earnings at a rate equal to the rate paid by ten-year U.S. Treasury Notes adjusted monthly; amounts deferred for five, six or seven years are credited with earnings at a rate ranging from 2% to 3% above the Moody's A Rated
Corporate Bond Yield adjusted annually; and amounts deferred for eight years or more are credited with earnings at a rate ranging from 3% to 4% above the Moody's A Rated Corporate Bond Yield adjusted annually. The time and method of payment of deferred compensation and other terms and conditions are set forth in the deferred compensation elections made prior to the beginning of each year by each participating director.

   Each member of the Board of Directors who retires from the Board after serving for at least five years as a nonemployee director is eligible to receive retirement benefits. The annual benefit amount is equivalent to the individual's annual retainer fee in effect at the time of his or her retirement (exclusive of any meeting fees or fees for serving as a committee chair). Payments will be made to the director or, in the event of the director's death, his or her spouse, for a period equal to the period of time that the individual served on the Board as a nonemployee director.

   Directors who are not employees of the Corporation receive stock options pursuant to The 1985 Stock Option and Award Plan (the "1985
Plan"). Under the 1985 Plan as proposed to be amended (as described beginning on page 7), each nonemployee director automatically is granted a nonqualified stock option for 1,500 shares each year. All options are granted at fair market value on the date of grant and generally have a term not exceeding ten years and one month. Options issued to nonemployee directors are exercisable beginning six months after grant, provided that options awarded in 1994 will vest six months following the date upon which stockholders approve the proposed amendment to the 1985 Plan.

   On December 1, 1992, James R. Harvey retired as an executive officer and employee of, and entered into a consulting agreement with, the Corporation. That agreement was amended and restated effective February
1, 1994 and its term currently expires April 30, 1995. Under the agreement, through January 31, 1994, Mr. Harvey agreed to make available approximately 40% of his business time for consulting and advisory services or special assignments as determined by the Corporation and to continue to


serve on the Board of Directors. As compensation for such services, and in lieu of fees to be received as a director, Mr. Harvey was paid $250,000 in 1993. In addition, Mr. Harvey was entitled to the use of an automobile and the reimbursement of certain expenses during 1993. Effective February 1, 1994, Mr. Harvey will make approximately 20% of his business time available, and will be compensated at the rate of $100,000 per annum, for such services. In addition, effective February 1, 1994, Mr. Harvey is entitled to receive annual retainer and meeting fees as a nonemployee director. He will also remain entitled to the use of an automobile and the reimbursement of certain expenses.

   Glenn A. Cramer is retiring from the Board after 26 years of service. In 1981, Mr. Cramer retired as an employee of Transamerica Airlines, Inc., formerly an operating subsidiary of the Corporation, and entered into a consulting agreement with that company. Under the agreement, Mr. Cramer agreed to make available 10% of his business time for a fee of $50,000 per year less the amount he receives each year under the Retirement Plan for Salaried U.S. Employees of Transamerica Corporation and Affiliates. The fee paid by Transamerica Airlines for such services was $26,255 in 1993. Effective January 1, 1994, Mr. Cramer's agreement was amended to provide for consulting fees of $57,000 per annum less the amount he receives each year under such Retirement Plan.

   See Compensation Committee Interlocks and Insider Participation on page 5 for a description of certain agreements between a subsidiary of the Corporation and a subsidiary of Pacific Telesis Group, of which Mr. Ginn is the Chairman of the Board, President and Chief Executive Officer and of which Messrs. Ginn, Harvey and Herringer are directors and Mr. Du Bain was a director during 1993.

   Also see Compensation Committee Interlocks and Insider Participation on page 5 for a description of certain proposed agreements between a subsidiary of the Corporation and a subsidiary of The Charles Schwab Corporation, of which Mr. Schwab is the Chairman of the Board and Chief Executive Officer and of which Mr. Harvey is a director.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

   Mr. O'Brien (Chairman), Ms. Rice and Messrs. Cramer, Ginn, Moore and Schwab are members of the Corporate Audit Committee of the Board of Directors. The committee recommends the engagement of independent auditors, reviews the plan and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the fees of the independent auditors, reviews the Corporation's annual financial statements, reviews the scope and results of the Corporation's internal auditing activities and the adequacy of internal accounting controls, and directs special investigations. The Corporate Audit Committee held three meetings in 1993.


   Messrs. Shumway (Chairman), Du Bain, Ginn, O'Brien, Schwab and
Ueberroth are members of the Management Development and Compensation Committee of the Board of Directors. The committee establishes corporate compensation objectives and reviews comparative studies of compensation programs to enable the Corporation to offer competitive compensation programs necessary to attract and retain superior management, reviews and approves cash compensation arrangements and incentive plans for senior management, reviews and approves the Corporation's stock option plans, deferred compensation policy, perquisite programs for corporate officers and similar programs, and authorizes the granting of options, restricted stock and other awards under the Corporation's stock option and award plans. The committee also recommends to the Board nominees as corporate officers and reviews succession plans for senior corporate and subsidiary officer positions. The Management Development and Compensation Committee held seven meetings in 1993.

   Mr. Du Bain (Chairman), Ms. Rice and Messrs. Harvey, Herringer,
Schwab, Shumway and Ueberroth are members of the Nominating
Committee of the Board of Directors. The committee recommends to the Board the Board size and criteria for qualification as a candidate for Board membership, reviews the qualifications of candidates for Board membership, directs the search for qualified candidates to fill Board vacancies that may occur from time to time, recommends to the Board the slate of director candidates to be proposed for election by the stockholders at the Annual Meeting and candidates to fill vacancies which occur between Annual Meetings, and recommends to the Board the establishment of, and charge of responsibilities to, various committees of the Board. The Nominating Committee held two meetings in 1993. Subject to the provisions of the Corporation's By-Laws, the Nominating Committee will consider nominees for directors recommended by stockholders. Any recommendations should be submitted in writing to the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California 94111.

   During 1993, the Board of Directors held eight meetings. All of the current directors, except Mr. Schwab and Mr. Ueberroth, attended 75% or more of the meetings of the Board and committees of which they were members.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), and the Committee is comprised of the following independent, nonemployee directors: Messrs. Shumway (Chairman), Du Bain, Ginn, O'Brien, Schwab and Ueberroth.

   Mr. Ginn is a member of the Committee and is a director of Pacific Telesis Group, the parent of PacTel Corporation ("PacTel"), as well as the Chairman of the Board, President and Chief Executive Officer of Pacific Telesis Group. He is also the Chairman of the Board and Chief Executive Officer of PacTel. In 1989, the Corporation, through several wholly-owned subsidiaries, entered into a series of transactions whereby a subsidiary of


the Corporation agreed to purchase an interest in a Chicago-based cable company. The purchase occurred in June 1990. Pursuant to agreements entered into with PacTel in 1989, PacTel has the option to purchase either the Corporation's interest in such venture or the stock of the Corporation's subsidiary based upon varying circumstances, and, if required by the Corporation, the obligation to purchase such stock. The purchase by PacTel of either such interest or stock will be at a price sufficient to cover the Corporation's net investment in such venture together with interest costs. Two subsidiaries of the Corporation borrowed an aggregate principal amount of approximately $60 million from a bank to cover the acquisition costs, and PacTel guaranteed the borrowings. Interest accruing on the loans is added to the loan amounts, and the maximum outstanding loan amount may not exceed $136 million. PacTel is paying the Corporation's subsidiaries $400,000 per year for the option to purchase the venture. A majority of the disinterested members of the Board of Directors of the Corporation approved the transactions.

   Mr. Schwab is also a member of the Committee and is the Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. Transamerica Occidental Life Insurance Company, a subsidiary of the Corporation ("Occidental"), proposes to enter into certain agreements with Charles Schwab & Co., Inc.
("Schwab"), a subsidiary of The Charles Schwab Corporation, pursuant to which Occidental will issue variable annuities which are to be marketed, distributed and administered by Schwab. The compensation payable by Occidental to Schwab for these services will be based on a percentage of the value of the assets invested in the annuities, which assets will consist primarily of mutual funds. Certain regulatory approvals have been obtained for the program and Occidental is currently seeking approval from the California Department of Insurance. If that approval is obtained, it is anticipated that the program will commence approximately April 1, 1994.


STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table indicates, as to each director and each executive officer named in the Summary Compensation Table on page 18, and as to all directors and executive officers as a group, the number of shares and percentage of the Corporation's common stock beneficially owned as of March 4, 1994.

                                 SHARES OF COMMON STOCK
           NAME                    BENEFICIALLY OWNED(1)
        ----------                     ----------
DIRECTORS
Glenn A. Cramer                          179,950 (2)(3)
Myron Du Bain                              9,074 (2)(4)
Samuel L. Ginn                             6,494 (2)(4)
James R. Harvey                          170,088 (2)(4)(5)
Frank C. Herringer                       510,534 (5)(6)
Gordon E. Moore                            7,041 (2)
Raymond F. O'Brien                         5,510 (2)(4)
Condoleezza Rice                           4,315 (2)
Charles R. Schwab                          9,209 (2)
Forrest N. Shumway                        14,515 (2)
Peter V. Ueberroth                         8,507 (2)(4)

EXECUTIVE OFFICERS
David R. Carpenter                       280,878 (5)
Richard H. Finn                          227,359 (4)(5)
Edgar H. Grubb                            92,482 (4)(5)
Richard N. Latzer                         96,060 (5)

All Directors and Executive Officers   1,887,440 (2)(5)
  as a Group (20 persons)

- ----------
(1) Represents shares held as of March 4, 1994 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares owned by each director or executive officer represents less than 1%, and as to all directors and executive officers as a group represents 2.5%, of the outstanding shares of common stock.
(2) Includes, as to each nonemployee director except Mr. Cramer, 4,000 shares, and as to all directors and executive officers as a group, 39,000 shares, which may be acquired upon the exercise of director stock options, all of which are currently exercisable. Mr. Cramer currently holds options to purchase 3,000 of such shares. These shares are considered outstanding for purposes of calculating each director's percentage ownership.
(3) Includes 176,950 shares held by the Glenn A. Cramer Trust as to which Mr. Cramer has sole voting and investment power. Excludes 1,420 shares held by Mr. Cramer's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.

                                      (Footnotes continued on next page)


(Footnotes continued from previous page)

(4) Includes shares held by family trusts as to which each of the following named directors and executive officers and their respective spouses have shared voting and investment power: Mr. Du Bain-474 shares;
    Mr. Ginn-2,494 shares; Mr. Harvey-99,507 shares; Mr. O'Brien-1,510 shares; Mr. Ueberroth-3,507 shares; Mr. Finn-32,961 shares; and Mr. Grubb-2,500 shares.

(5) Includes shares which may be acquired upon the exercise of employee stock options exercisable on March 4, 1994 or within 60 days thereafter, as follows: Mr. Carpenter-260,080; Mr. Finn-180,772; Mr. Grubb-85,800; Mr. Harvey-60,000; Mr. Herringer-483,855; Mr. Latzer-92,500; and all directors and executive officers as a group-1,418,599. These shares are considered outstanding for purposes of calculating their percentage ownerships. This number also includes restricted stock awards, which vest in four equal annual installments commencing April 27, 1994, and as to which the executive officer has the right to vote and to receive dividends, as follows: Mr. Grubb-4,000; Mr. Herringer-5,000; Mr. Latzer-1,000; and all directors and executive officers as a group-16,000. This number also includes shares held under the Corporation's
    Employees Stock Savings Plan on December 31, 1993 and as to which the participant has sole voting and investment power, as follows: Mr. Carpenter-2,836; Mr. Finn-13,626; Mr. Grubb-182; Mr. Harvey-6,581;
    Mr. Herringer-3,297; Mr. Latzer-560; and all directors and executive officers as a group-41,238.
(6) Excludes 14,795 shares held by Mr. Herringer's wife, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.


                      (2) ELECTION OF INDEPENDENT AUDITORS

   Independent auditors are to be elected by the stockholders to audit the financial statements of the Corporation for 1994. The Board of Directors has nominated Ernst & Young for re-election. Ernst & Young has audited the financial statements of the Corporation annually since the inception of the Corporation in 1928. This proposal is presented to the stockholders in order to permit them to participate in the selection of the Corporation's auditors. If the stockholders do not re-elect Ernst & Young, the Board of Directors of the Corporation will consider the selection of other auditors.

   Representatives of Ernst & Young will be present at the Annual
Meeting with the opportunity to make a statement and to respond to questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.


                        (3) RATIFICATION OF AMENDMENT TO
                      THE 1985 STOCK OPTION AND AWARD PLAN

   On January 27, 1994, the Board of Directors unanimously approved an amendment to The 1985 Stock Option and Award Plan (the "1985 Plan"), which is the Corporation's only long-term incentive plan. The primary changes to the plan are to (i) establish 500,000 as the maximum number of shares with respect to which options may be granted to any one employee during any one year, (ii) modify the formula and terms relating to options granted to nonemployee directors, and (iii) extend the time during which incentive stock options may be granted under the 1985 Plan.

   Beginning in 1994, the Internal Revenue Code contains new rules regarding the federal income tax deductibility of compensation paid to the Corporation's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Corporation can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with conditions imposed by the new rules, including the establishment of a maximum number of shares with respect to which options may be granted to any one employee during one year
(currently the 1985 Plan does not contain such maximum number of shares).
The Board proposes setting such maximum number of shares at 500,000. Additionally, to more closely align option awards to nonemployee directors with those awarded to key employees, it is desirable to modify the formula and terms relating to options granted to nonemployee directors. The Board proposes to automatically grant to each nonemployee director on an annual basis options covering 1,500 shares of the Corporation's common stock for a term of ten years and one month. In addition, since tax laws limit the period during which incentive stock options may be granted following stockholder approval of the 1985 Plan, the Board proposes to extend the term to the maximum allowable, which is January 26, 2004.

   The Board of Directors recommends that stockholders vote in favor of the above proposal to amend the 1985 Plan in order to continue to provide important long-term incentives to key employees and nonemployee directors. This amendment is subject to ratification and approval by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote thereon.

DESCRIPTION OF THE 1985 PLAN

   While the amendment to the 1985 Plan is described above, a complete description of such plan is set forth below as required by applicable law.

BACKGROUND

   The 1985 Plan was approved by the stockholders of the Corporation on May 1, 1985. At that time, the 1985 Plan provided for the issuance of a total of 3,000,000 shares of the Corporation's common stock. In 1988 and 1991, the Board of Directors and the stockholders approved increases in the number of shares reserved for issuance under the 1985 Plan, so that a total of


14,000,000 shares have been reserved for issuance. If an option or award expires or is canceled, without having been fully exercised (in the case of an option) or vested (in the case of another award), the shares covered thereby are again available for grant. As of March 4, 1994, 4,223,912 shares of the Corporation's common stock remained available for grant under the 1985
Plan. This amendment does not propose to increase the number of shares available for grant under the 1985 Plan.


ELIGIBILITY TO RECEIVE OPTIONS AND AWARDS

   Key employees of the Corporation and its affiliates (i.e. any corporation in which the Corporation owns, directly or indirectly, 25% or more of the voting securities) are eligible to be granted options and awards under the 1985 Plan. At present, the Corporation and its affiliates have approximately 10,900 employees. The actual number of employees who will receive options and awards is not determinable because the determination of which employees are key employees who actually will receive options and awards is made by the Management Development and Compensation Committee of the Board of Directors (the "Committee"), which is responsible for administering the 1985 Plan. In 1993 approximately 250 persons received stock options.
The 1985 Plan also provides for the automatic grant of nonqualified stock options to each nonemployee director.


EMPLOYEE OPTIONS

   Option agreements provide that an optionee who is an employee must agree to remain in the employ of the Corporation (or an affiliate) for at least one year after receiving an option, and generally must continue such employment in order for additional installments of the option to become exercisable. However, option agreements do not restrict the Corporation's right to terminate such employment at any time. Options granted in 1993 to the five named executive officers appear in the Stock Option Grants table on page 19. Options were granted in 1993 to all current executive officers for 579,200 shares, and to all employees (other than executive officers) for 1,077,500 shares. Under the proposed amendment, no individual employee may receive options for more than 500,000 shares in any one year.

   In the case of employees, the price of the shares subject to each option is set by the Committee but may not be less than the fair market value of the shares on the date of grant. The fair market value of the Corporation's common stock on March 4, 1994, was $51.31. Generally, an option may not be exercised during the first year after its grant. Thereafter, options will become exercisable in such installments, if any, as the Committee may determine. The Committee may accelerate the exercisability of any installments and may provide that some or all installments shall become immediately exercisable in the case of a change in control of the


Corporation. An outstanding option generally has a term of ten years. An option may be exercised for up to three months following termination of employment. The post-termination of employment period of exercisability is extended to three years if the termination is on account of retirement or total disability (but generally not beyond the original maximum term of the option) and to one year if the termination is on account of death.

NONEMPLOYEE DIRECTOR OPTIONS

   Prior to the proposed amendment to the 1985 Plan, each nonemployee director automatically received an initial option for 5,000 shares, and additional automatic grants of options for 1,000 shares during each year the nonemployee director remained on the Board of Directors. Such options generally have a term of five years and one month from the date of grant.
The number of shares as to which options were granted in 1993 to nonemployee directors was 14,000. Under the 1985 Plan as amended (subject to stockholder approval), each nonemployee director automatically was granted a nonqualified stock option for 1,500 shares on March 1, 1994. Such options will vest six months following the date upon which stockholders approve the proposed amendment. In each year beginning in 1995, each nonemployee director who is then in office automatically will be granted a nonqualified stock option for 1,500 shares on a date during the ten-business-day period following the release of the Corporation's earnings for the prior year. Such options will vest six months after grant. All options granted to nonemployee directors in 1994 and future years generally have a term of ten years and one month from the date of grant. If a director terminates service on the Board prior to an option's normal expiration date, the post-termination of service period of exercisability parallels that of employee options.

INCENTIVE STOCK OPTIONS

   The Committee determines whether or not options granted are to be Incentive Stock Options which are entitled to certain federal income tax benefits. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries who do not own more than 10% of the outstanding voting securities of the Corporation. Nonemployee directors are not eligible to receive Incentive Stock Options. Federal income tax law also imposes certain limits as to the term of the option and the value of stock covered by an Incentive Stock Option. While no Incentive Stock Options have been granted under the 1985 Plan, the proposed amendment to the 1985 Plan extends the period during which Incentive Stock Options may be granted from March 1, 1995, to January 26, 2004.

EXERCISE AND OPTIONAL PAYMENT OF APPRECIATION VALUE

   The option price must be paid in full at the time of exercise unless otherwise determined by the Committee. Payment must be made in cash or, at the discretion of the Committee, shares of the Corporation's stock or other consideration. Payment in shares might permit an option holder to start with a relatively small number of shares of common stock and, through a series of substantially simultaneous exercises, exercise all of such optionee's then-exercisable stock options with no cash and no more investment than the cost of the original shares of common stock.


   The Committee may (in lieu of delivering shares upon option exercise) elect to pay the optionee an amount equal to the "appreciation value" (i.e., the difference between the option price and the fair market value of such shares). Payments of the appreciation value may, at the Committee's discretion, be made in cash or in shares. The Committee may, in lieu of paying the appreciation value, elect to contribute the appreciation value to a trust for the benefit of the optionee or to credit the appreciation value to the optionee's account on the Corporation's books and invest the trust assets, or credit the account as if it had been invested, as determined by the Committee. Nonemployee directors are not eligible to receive the "appreciation value".


RESTRICTED STOCK AND UNIT AWARDS

   The 1985 Plan also permits the grant of restricted stock awards and restricted unit awards, which are payable in cash or common stock or a combination thereof. Restricted stock awards and restricted unit awards vest at the times and on the terms established by the Committee. However, vesting generally may not occur earlier than 12 months after the date of award and may occur only if the recipient has continuously been an employee of the Corporation (or an affiliate) from the date of the award to the date of vesting. The Committee in its discretion may accelerate the vesting of shares and units, and may provide that some or all unvested shares and units shall immediately vest and be payable in the event of a change in control of the Corporation. The proposed amendments do not contemplate any changes to the 1985 Plan with respect to restricted stock or unit awards.

TAX ASPECTS OF OPTIONS

   The Corporation is advised by its tax counsel that under existing federal income tax laws, the consequences of options and awards to recipients and the Corporation under the 1985 Plan are as summarized below.

   A recipient of a stock option will not have taxable income upon the grant of the option. For options other than Incentive Stock Options, the optionee will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the option price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

   Purchase of shares upon exercise of an Incentive Stock Option will not result in any taxable income to the optionee, except for purposes of the alternative minimum tax. Gain or loss recognized by the optionee on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the optionee holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.


   The Corporation will be entitled to a tax deduction in connection with the exercise of options only for the year and to the extent that the optionee recognizes ordinary income, and only if applicable withholding requirements are met.

   Unless the employee elects to be taxed at the time of receipt of restricted stock, an employee receiving a restricted stock or unit award will not have taxable income upon the receipt of the restricted stock or unit, but upon vesting will recognize ordinary income equal to the fair market value of the shares and/or cash at the time of vesting. The Corporation generally will be entitled to a deduction for the year and to the extent the employee recognizes ordinary income.

   At the discretion of the Committee, the 1985 Plan allows an optionee or recipient of an award to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of options by electing to have shares of common stock withheld, or by delivering to the Corporation already-owned shares, having a value equal to the amount required to be withheld.


ADMINISTRATION, AMENDMENT AND TERMINATION

   Committee members are not eligible to receive options or awards under the 1985 Plan, except for the options automatically granted to nonemployee directors as described above. The Committee has the sole discretion to determine the key employees to whom options and awards are to be granted and, subject to the terms of the 1985 Plan, the number of shares to be subject to such options and awards, the terms, conditions and any performance criteria for the options and awards, and any appropriate adjustments to the outstanding options, awards and numerical limits in the 1985 Plan in the event of a corporate transaction effecting the number of shares outstanding, such as a stock split.

   The Board of Directors and the Committee are authorized to amend the 1985 Plan at any time, but stockholder approval of an amendment is required if necessary in order to preserve the 1985 Plan's qualification under Rule 16b-3 under the Securities Exchange Act of 1934.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.


                        (4) APPROVAL OF THE ADOPTION OF
                         THE VALUE ADDED INCENTIVE PLAN

   The Corporation has had a performance-based annual incentive plan which rewarded management for achieving earnings results versus targeted results and for the accomplishment of certain strategic objectives and personal performance. Based upon the recommendation of the Management Development and Compensation Committee (the "Committee"), the Board approved adoption of a new value added incentive plan, to be effective
January 1, 1994, subject to approval by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote thereon.

   The Board of Directors believes that the adoption of the Value Added Incentive Plan (the "Value Added Plan") is in the best interest of stockholders because it better links the compensation of management with the long-term interests of stockholders. The Value Added Plan is also designed to preserve the tax deductibility of executive compensation paid thereunder (See Certain Tax Aspects on page 12 below). It can be demonstrated that value added, the difference between adjusted net income (estimated economic earnings) and an imputed capital charge, is linked over time to the market premium or discount to book value at which a company's common stock trades. Therefore, by basing management's annual incentive compensation on value added, the Board is striving to strengthen the relationship between management's compensation and stockholder return.
The Board of Directors recommends that stockholders vote in favor of this proposal.


DESCRIPTION OF THE VALUE ADDED PLAN

   The Value Added Plan is set forth in its entirety as Exhibit A to this Proxy Statement and the following description is qualified in its entirety by reference to Exhibit A.


PURPOSE

   The Value Added Plan is intended to motivate participants to increase shareholder value by improving operating results and efficiently employing the Corporation's capital. Furthermore, such plan is intended to attract and retain the services of key executives who are in a position to influence the success of the Company.


ELIGIBILITY TO RECEIVE AWARDS

   Key executives of the Company and its affiliates who are likely to have a significant impact on the value added performance of the Company are eligible to participate in the Value Added Plan only if approved by the Committee prior to the start of the applicable calendar year (the "Plan Year"). For 1994, the participants in the Value Added Plan are the five individuals named in the Summary Compensation Table on page 18 as well as the Senior Vice President responsible for corporate development and certain business operations.

AWARDS

   Prior to the start of each Plan Year, the Committee establishes each participant's target award under the Value Added Plan. Target awards are expressed as a percent of an individual's base salary for the Plan Year, which is approved by the Committee prior to the beginning of such year. Actual awards are based on the level of the Corporation's "value added" during the Plan Year.

   Under the Value Added Plan, value added is defined as the Corporation's adjusted net income for the Plan Year minus a capital charge.
For this purpose, adjusted net income is the Corporation's net income available to common stockholders determined in accordance with generally accepted accounting principles, as adjusted (a) for the cumulative effect of any changes in accounting standards, (b) by substituting level economic costs of interest and depreciation on equipment held for lease in lieu of accounting charges, (c) by amortizing portfolio gains and losses over a period of years, and (d) by excluding the amortization of goodwill. The capital charge to be subtracted from adjusted net income is calculated by multiplying the Corporation's average adjusted equity (as defined in the Value Added Plan) by the Corporation's cost of equity. The Corporation's cost of equity is to be based on a formula adopted by the Committee prior to the start of the applicable Plan Year. For 1994 the cost of equity will be determined by adding (a) the Corporation's risk premium (the long-term market growth in equity securities over the risk-free rate multiplied by the Corporation's beta) and (b) the trend risk-free rate.

   The Committee has adopted a payout table, which includes the level of value added for which participants will receive their target awards, as well as the level of awards payable to participants for value added results that are greater or less than the predetermined target level. The Committee may modify the table prior to the start of any future Plan Year. The Committee may also prospectively amend or terminate the Value Added Plan at any time and for any reason. Before any award is paid, the Committee will certify the level of value added achieved and the resulting awards earned.

   No participant's annual award under the Value Added Plan may exceed three times his or her target award and in no event may any participant's award exceed $3,000,000 for any Plan Year. Also, the Committee retains discretion to reduce the award for any participant below the award that would otherwise be payable in accordance with the Value Added Plan.

   Awards under the Value Added Plan generally will be payable in cash on or before the March 20 next following the end of the Plan Year during which the award was earned. However, the Committee reserves the right to declare any award, in whole or in part, payable in restricted stock issued under the Corporation's 1985 Stock Option and Award Plan or its successor. Restricted stock so granted would have a value equal to the cash amount foregone, based on the fair market value on the date that the cash payment would otherwise have been made.


   The following table sets forth the target awards that would be payable to the persons named in the Summary Compensation Table on page 18 and to all current executive officers as a group if the Corporation's value added equals a predetermined amount in excess of $75 million in 1994. There is no assurance that the Corporation will achieve sufficient value added to result in the payment of the target awards or any awards under the Value Added Plan.


                       VALUE ADDED INCENTIVE PLAN

     NAME AND POSITION                             1994 TARGET AWARDS(1)
     ------------------                            ---------------------
Frank C. Herringer                                        $ 633,750
  President and Chief Executive
  Officer

David R. Carpenter                                          256,725
  Executive Vice President

Richard H. Finn                                             210,700
  Executive Vice President

Richard N. Latzer                                           102,500
  Senior Vice President and Chief
  Investment Officer

Edgar H. Grubb                                              205,500
  Executive Vice President and
  Chief Financial Officer

All current executive officers as a group                 $1,499,625
- ----------
(1) The maximum award payable is three times each individual's target award. Nonemployee directors and employees who are not current executive officers are not eligible to participate in the Value Added Plan in 1994.


   The award paid (if any) under the Value Added Plan generally will be the only annual incentive the Corporation's Chief Executive Officer and Chief Financial Officer will receive. All other participants in the Value Added Plan, who have responsibility for a major subsidiary or business unit, will also be eligible for an annual award under the Corporation's regular bonus plan based on the performance of their individual subsidiary or business unit. The Committee reserves the right to make discretionary awards related to the accomplishment of strategic goals outside the context of the Value Added Plan to any executive officer, which awards may be subject to the limitation as to deductibility for federal income tax purposes as described below.


CERTAIN TAX ASPECTS

   Under new rules contained in the Internal Revenue Code, the Corporation may be limited as to federal income tax deductions for 1994 and later years to the extent that total compensation paid to the Corporation's Chief Executive Officer and to each of the other four most highly compensated executive officers exceeds $1,000,000 in any one year.
However, the Corporation can preserve the deductibility of certain compensation in excess of $1,000,000, provided that it complies with conditions imposed by the new rules, including the payment of performance-based compensation pursuant to a plan approved by stockholders. The Value Added Plan is intended to comply with Section 162(m) of the Internal Revenue Code by qualifying payments under the Value Added Plan as performance-based compensation.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4.


               (5) STOCKHOLDER PROPOSAL ON DIRECTORS COMPENSATION

   The Corporation has been advised that a stockholder of the Corporation proposes to introduce the following proposal and statement in support thereof at the 1994 Annual Meeting of Stockholders. (The name and address of, and the number of shares held by, the proponent can be obtained upon request from the Office of the Secretary of the Corporation.)

       "The shareholders of TransAmerica Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 1995 TransAmerica Corporation's fiscal year all members of the Board of Director's total compensation will be in the form of TransAmerica Corporation common stock.

       "The price of the stock paid to the board members shall be the closing price on the New York Stock Exchange of the preceding year.


       "In addition, each director must sign an agreement to hold onto a minimum of 80% of the shares paid as compensation at least one year after his or her term expires. Should any director fail to comply with this agreement, such director shall have sixty (60) days from the date of non-compliance to again comply. Failure to again comply shall result in disqualification and such director's position shall be declared vacant."

STATEMENT BY STOCKHOLDER IN SUPPORT OF THE PROPOSAL

   "In this proponent's opinion this is the most important issue before the American public today, 'Accountability'. In our government, our schools, our law system and our corporations we've lost accountability. Everyone wants to be under the umbrella of tenure, seniority, guaranteed contracts and Golden Parachutes. These people want to be handsomely paid whether they do good or bad, completely against the principals of our country. What created this great nation and what gave us stockholders the standard of living we enjoy. That this management would object to being paid solely in company stock shows just how far it has gone.

   "Management in this country has created a monopoly. It doesn't matter if a director knows whether we make widgets or digets, just as long as he has a degree from a prestigious college and is one of the good old boy club. Next to the Soviet politburo, management has created one of the largest pork barrels ever known. After fifty years a great light shone in the west and the Russians suddenly realized that, "We aint got nuttin" so now they reason! Let's follow those guys over there who got something while our great crop of M.B.A.s have decided to emulate their failed system.

   "The Rossi family has investigated about 40 Fortune 500 companies.
Which we believe represents most industries and presents a good cross section of corporate America. Our study found that all the members of the board of directors all have advanced degrees from prestigious universities. They are virtually all white and male. Even though women represent at least half of our population, we found an occasional sole women, at best two women on these boards. In addition, BLACKS, ASIANS and HISPANICS are seldom seen on these boards.

   "We came to the conclusion that only ten percent of our population is currently eligible to serve as a board member on an American corporation. To be included in this exclusive ten percent, you must be male, educated (Ivy League or equivalent) and well connected.

   "We feel that this is a national tragedy of Himalayan proportions. An enormous waste of one of our most precious resources. People who have the innate ability to be innovative, to lead this country's heartbeat--business. But unfortunately, 90% of our population is excluded, regardless of their ability.


   "If this board has so little confidence in their ability to run this corporation successfully, that they are not willing to take their pay as we the shareholders do, I suggest they seek another type of employment.
Perhaps tennis. I urge stockholders to pass this proposal for the well being of this corporation and America!

   " `A beginning to accountability'."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

   The Corporation agrees with the proponent that members of the Board of Directors should have some stake in the performance of the Corporation.
Each director of the Corporation does, in fact, hold shares of the Corporation's common stock. The Corporation has had in place since 1990 a stock option program for nonemployee directors (described above under Nonemployee Director Options on page 8) providing for annual grants of options to nonemployee directors in order to encourage further stock ownership by directors. In January 1994, the Board of Directors approved an amendment to the stock option program, subject to the approval of the Corporation's stockholders, to increase to 1,500 the number of shares as to which options are granted to each nonemployee director annually. Options granted in 1994 and future years generally will be exercisable for ten years and one month. (See Ratification of Amendment to The 1985 Stock Option and Award Plan on page 7 for a discussion of the amendment.)

   The compensation program for the Corporation's directors is based on the principle that, in order to help motivate individuals of exceptional caliber and experience to serve on the Board of Directors of the Corporation, director compensation must be competitive with other companies with which the Corporation competes for the services of board members. The Corporation's compensation program, designed to meet those competitive needs, includes cash, stock options and benefits. The Corporation believes that the compensation of members of the Corporation's Board of Directors in its current form is appropriate and competitive.

   The Corporation believes that the proposal is not in the best interest of the stockholders, is vague and is technically not feasible. For example, an attempt by the Corporation to force directors to hold shares after leaving the Board would create substantial administrative and legal difficulties. The Corporation believes that the proposal is not only poorly conceived and impractical to administer but would also hinder the Corporation's ability to attract exceptional individuals to serve on its Board of Directors.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 5.

   Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the following Report of the Compensation Committee on Executive
Compensation and the Stock Price Performance graph on page 17 shall not be incorporated by reference into any such filings.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

THE COMPENSATION PROGRAM

   The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to performance. The objective is to provide base salary for executives at approximately the median level for executives at similar companies, while providing an opportunity to achieve total compensation (including base salary, annual bonus and long-term incentives) at the 75th percentile or above for exceptional performance. The primary components of the compensation program are base salary, an annual cash bonus driven by performance against pre-established financial objectives and a long-term opportunity to participate in increased stockholder value through regular grants of stock options at fair market value on the date of grant.

RESPONSIBILITIES OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

   The Management Development and Compensation Committee of the
Board of Directors of the Corporation (the "Committee") was established in 1961 and since that time has been comprised solely of independent, nonemployee directors. The Committee reviews and approves annual and long-term incentive compensation plans, executive benefit programs and perquisites. Annually, the Committee reviews and approves salaries, bonuses and any other cash compensation payments to executive officers and other key employees. The Committee also grants stock options, restricted stock or other awards provided under the stock option plans and approves the terms of such awards. As administrator of the proposed Value Added Incentive Plan (described on page 10), the Committee will take certain actions, including the establishment of target awards, prior to the beginning of each plan year (commencing with 1994) and will certify in writing that performance goals are achieved prior to approving payment of awards under that plan.

   The Committee engages executive compensation consultants to conduct comparative studies, to review proposed changes related to the Corporation's compensation program, and to discuss general compensation trends. Included in the comparator group of companies are a combination of more than 40 companies where data is available who are either in the S&P Financial Index (excluding banks and savings and loan associations) or have shareholders' equity similar to that of the Corporation. At least once a year the Committee meets with the consultants without management present to discuss the Corporation's compensation program. The Committee also meets without management present to discuss the performance and compensation of the Chief Executive Officer ("CEO").


ELEMENTS OF THE COMPENSATION PROGRAM

   The primary elements of the Corporation's compensation program for the CEO and other executive officers of the Corporation are described below.


BASE SALARY

   Base salaries are reviewed annually by the Committee using competitive data provided by a compensation consultant and considering industry and national trends. Individual salaries are adjusted based on this information and the executive's performance for the preceding year and current responsibilities.


ANNUAL INCENTIVE PLAN

   The 1993 Corporate Bonus Plan covered certain executives of the Corporation and its subsidiaries, including the CEO and other named executive officers. At the beginning of 1993 the Committee reviewed financial objectives and other strategic goals and established target awards for each participant at alternative performance levels. The target bonus for each executive was established by the Committee taking into account the individual's responsibilities, ability to influence the performance of the Corporation or its subsidiaries, and competitive levels of cash compensation (salary plus bonus) for similar positions outside the Corporation.

   Financial objectives for 1993 for corporate executives, including the CEO, were based on consolidated earnings per share before investment gains or losses and, for individuals who also serve as chief executive officers of subsidiary companies, also included operating earnings for the applicable subsidiary or subsidiaries.

   The bonus earned by Mr. Herringer for 1993 was based on a comparison of actual financial results to the financial objectives established at the beginning of 1993, his contributions toward accomplishment of strategic goals for the Corporation, including the successful initial public offering of the Corporation's former property and casualty insurance subsidiary, and an assessment of his personal performance during the year. The Committee considered that consolidated earnings per share, after taking into account results from discontinued operations, significantly exceeded 1992 results and the financial objectives for 1993. In further recognition of the initial public offering, the Committee also awarded Mr. Herringer and certain other executive officers shares of restricted stock, as reflected in the Summary Compensation Table on page 18.


STOCK OPTION AWARDS

   The Committee believes that stock options are a superior incentive to motivate key employees to act in the best interests of stockholders. While many publicly held companies have multiple long-term incentive plans, frequently including cash, stock options, and restricted stock, or combinations thereof, stock options are the only continuing long-term incentive that the Corporation's CEO and other named executive officers receive and are generally granted annually. The Committee may in unusual circumstances elect to award restricted stock in recognition of special performance or to provide further incentives for executives to act in the best interests of stockholders.

   Award levels are based on competitive data relating to long-term incentive awards provided to the Committee by the executive compensation consultant, the prospective level of total compensation, and the individual's responsibilities and ability to influence stockholder value.

   Based on these considerations, at the discretion of the Committee, Mr. Herringer received an option in 1993 at the fair market value on the date of grant. The option vests over a four-year employment period and generally expires no later than ten years after grant. Stock options awarded to other named executive officers were determined in a similar fashion.


POLICY REGARDING DEDUCTIBILITY OF COMPENSATION

   Beginning in 1994, the Internal Revenue Code contains new rules regarding the federal income tax deductibility of compensation paid to the Corporation's CEO and to each of the other four most highly compensated executive officers. The Corporation may deduct compensation paid to such an executive only to the extent that it does not exceed $1,000,000 during any fiscal year, or complies with certain conditions, including payment pursuant to a performance-based plan approved by stockholders. The Committee has taken action to mitigate the possibility that compensation payable to the executive officers of the Corporation will not be deductible to the Corporation. The Committee considers the net cost to the Corporation in making compensation decisions and intends to comply to the extent practicable with the conditions imposed by the Internal Revenue Code for the deductibility of executive compensation. Upon the Committee's recommendation, the Board of Directors has adopted a new annual incentive plan, the Value Added Incentive Plan (the "Value Added Plan")(described on page 10), subject to stockholder approval. In addition, based upon the Committee's recommendation, the Board has approved an amendment to the Corporation's 1985 Stock Option and Award Plan (the "1985 Plan")(described on page 7), subject to the approval of stockholders, to, among other things, establish 500,000 shares as the maximum number of shares with respect to which options may be awarded to any individual employee during any one year. Adoption of the Value Added Plan and the amendment to the 1985
Plan should permit those plans to qualify as performance-based, with the result that compensation paid under the Value Added Plan and compensation from options granted under the 1985 Plan should be deductible by the Corporation for federal income tax purposes.


COMPENSATION COMMITTEE MEMBERS

    Forrest N. Shumway, Chairman
    Myron Du Bain
    Samuel L. Ginn
    Raymond F. O'Brien
    Charles R. Schwab
    Peter V. Ueberroth


STOCK PRICE PERFORMANCE

   The following graph shows the cumulative total return (with dividends reinvested) of the Corporation, the S&P 500, and the S&P Financial Index*
(adjusted to eliminate banks and savings and loan institutions) over the years 1989 through 1993, inclusive:

<CAPTIONS>
                                          CUMULATIVE TOTAL RETURN AS OF DECEMBER 31ST OF EACH YEAR
                                            (ASSUMES $100 WAS INVESTED ON DECEMBER 31, 1988)

           COMPANY/INDEX                 1989          1990          1991         1992        1993
          -------------                 -----         -----        ------       ------       -----
 Transamerica Corporation               137.00        107.05       138.19       174.10       213.39
 S&P 500 Index                          131.69        127.60       166.47       179.15       197.21
 S&P Financial Index*                   141.34        119.98       173.35       204.42       231.06

- ----------
* The S&P Financial Index, adjusted to exclude banks and savings and loan institutions. The adjusted index consists of the S&P Financial
  Miscellaneous Index, the S&P Life Insurance Index, the S&P Multi-Line
  Insurance Index, the S&P Property & Casualty Index and the S&P
  Personal Loan Index.

All data for the performance graph was provided by Standard & Poor's.



   The following tables contain specific compensation information for the Chief Executive Officer and the next four most highly compensated individuals serving as executive officers of the Corporation as of December
31, 1993.

SUMMARY COMPENSATION TABLE

<CAPTIONS>

                                                                                      LONG-TERM
                                                                                 COMPENSATION AWARDS
                                                                            ----------------------------
                                                    ANNUAL COMPENSATION      RESTRICTED       SECURITIES
                                                   ---------------------       STOCK          UNDERLYING       ALL OTHER
 NAME AND PRINCIPAL POSITION           YEAR         SALARY        BONUS      AWARDS(1)         OPTIONS     COMPENSATION(2)
 ---------------------------           ----         ------        -----      ----------       -----------  ---------------
Frank C. Herringer,                    1993        $930,000      $850,000     $243,150          175,000          $99,695
 President and Chief Executive         1992         885,000       623,000                       100,000           71,282
 Officer                               1991         818,205       276,000                       175,000           70,127

David R. Carpenter,                    1993        $667,330      $460,000                       100,000          $65,268
 Executive Vice President, and         1992         575,000       350,000                        60,000           62,941
 Chairman, President and Chief         1991         575,000       290,000                        50,000           51,747
  Executive Officer of Transamerica
  Occidental Life Insurance Company

Richard H. Finn,                       1993        $562,339      $400,000                       100,000          $53,842
 Executive Vice President, and         1992         520,000       290,000                        50,000           49,610
 President and Chief Executive Officer 1991         500,000       100,000                        50,000           40,000
  of Transamerica Finance Group

Richard N. Latzer,                     1993        $390,000      $260,000     $ 48,630           50,000          $39,032
 Senior Vice President and             1992         370,000       225,000                        35,000           33,605
 Chief Investment Officer, and         1991         350,000       200,000                        30,000           32,275
  President and Chief Executive Officer
  of Transamerica Investment Services

Edgar H. Grubb,                        1993        $385,404      $295,000     $194,520           60,000          $50,612
 Executive Vice President and          1992         335,000       155,000                        50,000           34,896
 Chief Financial Officer               1991         315,000        75,000                        30,000           30,439

- ----------
(1) Shares represented by restricted stock awards (valued at the closing price of the Corporation's common stock for New York Stock Exchange
    Composite Transactions on the date of grant) vest in four equal annual installments commencing one year from the date of grant provided that the executive continues to be employed by the Corporation. Dividends on restricted shares are paid currently. Restricted stock awards were made to Messrs. Herringer, Latzer and Grubb in connection with the initial public offering of the Corporation's former property and casualty


    insurance subsidiary. The number of restricted shares so awarded, which constitutes the entire restricted stock holdings of the five named executive officers at December 31, 1993, and the value of such holdings
    (valued at the closing price of the Corporation's common stock for New
    York Stock Exchange Composite Transactions on December 31, 1993)
    was as follows: Mr. Herringer--5,000 shares, $283,750; Mr. Latzer--1,000 shares, $56,750; and Mr. Grubb--4,000 shares, $227,000.
(2) For 1993, includes (i) employer contributions under the Stock Savings
    Plan, a 401(k) plan: $1,769 for each of the named executive officers; (ii) employer contributions under the Stock Savings Plan Plus, a plan designed to supplement the 401(k) plan: Mr. Herringer--$78,210; Mr.
    Carpenter--$49,366; Mr. Finn--$40,166; Mr. Latzer--$28,995; and Mr.
    Grubb--$25,540; (iii) employer contributions for additional group term life, accidental death and dismemberment, and disability insurance: Mr.
    Herringer--$19,716; Mr. Carpenter--$14,133; Mr. Finn--$11,907; Mr.
    Latzer--$8,268; and Mr. Grubb--$8,162; and (iv) above market interest on deferred compensation for Mr. Grubb--$15,141.



STOCK OPTIONS GRANTS IN 1993
<CAPTIONS>

                                            PERCENT                                               POTENTIAL REALIZABLE
                                            OF TOTAL                                               VALUE AT ASSUMED
                          NUMBER OF         OPTIONS                                              ANNUAL RATES OF STOCK
                          SECURITIES       GRANTED TO                                              PRICE APPRECIATION
                          UNDERLYING       EMPLOYEES        EXERCISE                              FOR OPTION TERM(3)
                           OPTIONS          IN FISCAL       OR BASE        EXPIRATION          ----------------------------
           NAME           GRANTED(1)          YEAR          PRICE(2)          DATE                 5%                10%
         ----------       ----------       ----------       ----------     ----------          ----------        ----------
Frank C. Herringer          175,000          10.56%        $  48.25       March 3, 2003    $   5,310,000     $  13,458,000
David R. Carpenter          100,000           6.04            48.25       March 3, 2003        3,034,000         7,690,000
Richard H. Finn             100,000           6.04            48.25       March 3, 2003        3,034,000         7,690,000
Richard N. Latzer            50,000           3.02            48.25       March 3, 2003        1,517,000         3,845,000
Edgar H. Grubb               60,000           3.62            48.25       March 3, 2003        1,820,000         4,614,000
All common stockholders(4)       NA             NA               NA            NA          2,400,000,000     6,100,000,000

Potential realizable value of the  CEO's options as a percentage of
  potential value to all common  stockholders                                                     0.22%              0.22%
Potential realizable value of the five named executive officers' options
  as a percentage of potential value to all common stockholders                                   0.61%              0.61%
- ----------
(1) Options become exercisable in four annual installments commencing one year from the date of grant. No stock appreciation rights have been granted.
(2) Subject to the discretion of the Management Development and
    Compensation Committee, the exercise price and tax withholding obligations may be paid in stock.
(3) The Corporation's stock price on March 3, 2003, the end of the option term, would be $78.59 or $125.15 at appreciation rates of 5% or 10%, respectively. There can be no assurance that such increase, or any increase, in the price of the stock will be achieved or that any of the named individuals will hold the option for its entire term. The average annual appreciation rate over the ten years previous to the 1993 stock option grant (i.e. March 3, 1983 through March 3, 1993) was 6.7%. The market price (the mean of the high and low prices for New York Stock
    Exchange Composite Transactions) of the Corporation's common stock on
    March 3, 1983) was $25.13.
(4) The potential gains for all common stockholders have been calculated for the same period as the option term (i.e. between March 3, 1993 and
    March 3, 2003). There were 79,453,327 shares outstanding at the close of business on March 5, 1993.


   The total number of options outstanding (vested and unvested) as of March 4, 1994 for the five named executive officers as a group and for all employees as a group represents approximately 2.8% and 9.2%, respectively, of the Corporation's outstanding common stock as of that date.


AGGREGATED OPTION EXERCISES IN 1993; OPTIONS OUTSTANDING AND VALUES AT
DECEMBER 31, 1993


                                                                 NUMBER OF
                                                            SECURITIES UNDERLYING          VALUE OF UNEXERCISED IN THE
                                                           UNEXERCISED OPTIONS AT               MONEY OPTIONS AT
                         NUMBER                              DECEMBER 31, 1993               DECEMBER 31, 1993(2)
                        OF SHARES                       -----------------------------     -----------------------------
                        ACQUIRED           VALUE                            NOT                                NOT
           NAME        ON EXERCISE      REALIZED(1)     EXERCISABLE      EXERCISABLE      EXERCISABLE       EXERCISABLE
           ----        ------------     -----------     -----------      -----------      ------------      -----------
Frank C. Herringer        5,220          $138,291          363,855         357,500         $8,009,000        $5,059,000
David R. Carpenter       16,704           544,968          197,580         180,000          4,267,000         2,307,000
Richard H. Finn          12,528           425,169          123,272         170,000          2,628,000         2,147,000
Richard N. Latzer             0                 0           58,750          96,250          1,164,000         1,266,000
Edgar H. Grubb                0                 0           48,300         115,000           767,000          1,486,000

- ----------
(1) The value realized is the difference between (a) the mean of the high and low prices of the Corporation's common stock for New York Stock
   Exchange Composite Transactions on the date of exercise and (b) the exercise price of the option multiplied by the number of shares exercised.
(2) The value of unexercised options is the mean of the high and low prices of the Corporation's common stock for New York Stock Exchange
   Composite Transactions on December 31, 1993, $57.13, less the exercise price of the option multiplied by the number of options outstanding.


PENSION PLAN AND SUPPLEMENTAL PENSION PLANS

   The Corporation has had a retirement plan for eligible employees since
1935. Substantially all of the Corporation's subsidiaries participate in the plan. Since applicable federal laws and the pension plan limit certain participants' retirement plan benefits to an amount less than the amount otherwise provided by the formula and prohibit certain compensation from being counted for pension purposes, the Corporation, in accordance with the terms of its Supplemental Pension Plan and SSP+ Supplemental Pension
Plan, will make supplemental payments to make up those differences.


                                                YEARS OF SERVICE
REMUNERATION               10             15             20       25 OR MORE
- ------------           ----------     ----------     ----------   ----------
$  200,000              $ 39,000      $ 59,000       $ 78,000    $  98,000
   400,000                79,000       119,000        158,000      198,000
   600,000               119,000       179,000        238,000      298,000
   800,000               159,000       239,000        318,000      398,000
 1,000,000               199,000       299,000        398,000      498,000
 1,200,000               239,000       359,000        478,000      598,000
 1,400,000               279,000       419,000        558,000      698,000
 1,800,000               359,000       539,000        718,000      898,000
 2,200,000               439,000       659,000        878,000    1,098,000


   As of December 31, 1993, the named executive officers had the following years of benefit service: Mr. Herringer--15 years; Mr. Carpenter--18 years;
Mr. Finn--15 years; Mr. Latzer--5 years; and Mr. Grubb--4 years.

   The table above shows the total estimated annual retirement benefits payable under all pension plans to employees, including executive officers, upon normal retirement on January 1, 1994 after selected periods of benefit service assuming such employees and their spouses elect a single life annuity rather than a form of joint and survivor or other form of annuity. If another form of annuity was selected, the benefits would generally be lower than those shown in the table.

   The plan currently provides for a benefit for each participant, including the named executive officers, (payable as a single life annuity) of 2% of his or her final average compensation (average compensation during the highest 60 consecutive months of his or her final 120 months of employment) less 0.4% of his or her age 65 monthly Social Security-covered compensation, with the result multiplied by years of service (up to a maximum of 25 years).
Compensation, as defined in the plans, includes salary and bonus as disclosed in the Summary Compensation Table on page 18 for the named executive officers.
Benefits earned under the plan's prior benefit formula are protected to the extent they exceed benefits earned under the current formula. A participant is fully vested in his or her retirement benefit under the plan after five years of service.

SEVERANCE AGREEMENTS

   The Corporation has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 18 in order to reinforce and encourage the continued dedication and attention of such persons to their assigned duties without the distractions arising from a potential change in control. As described more fully below, after the severance agreements become operative, a covered executive will be entitled to payment under his or her agreement only if the executive's employment is terminated involuntarily other than for cause or if the executive resigns voluntarily other than for good reason. The agreements become operative upon the occurrence of a "change in control" of the Corporation, which would be deemed to occur if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then-outstanding


securities; (ii) individuals who at the beginning of the term of the agreement constituted the Board of Directors of the Corporation (including any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such term) cease, for any reason, to constitute a majority thereof; or (iii) more than 50% of the assets of the Corporation, including the business for which such executive's services are principally performed, are disposed of by the Corporation pursuant to a partial or complete liquidation of the Corporation, a sale of assets or otherwise. As part of the severance agreement, each executive has agreed that, subject to the terms of the severance agreement, in the event of a "potential change in control" of the Corporation, the executive will remain in the employ of the Corporation or its subsidiaries during the pendency of any such "potential change in control" and for a period of one year after the occurrence of an actual "change in control." A "potential change in control" would be deemed to occur if (i) the Corporation enters into an agreement, the consummation of which would result in a "change in control" of the Corporation; (ii) any person (including the Corporation) publicly announces an intention to take or to consider taking actions which if consummated would constitute a "change in control;" or (iii) the Board of Directors adopts a resolution to the effect that a "potential change in control" has occurred. If an executive's employment is terminated within three years of a change in control (i) by the Corporation other than for cause, normal retirement or disability or (ii) by the executive for "good reason," the executive will be entitled to a lump sum payment equal to 2.99 times his average compensation (salary, including amounts deferred, and bonus) from the Corporation during the five years immediately preceding the change in control, as well as amounts allocated or awarded but not yet paid under the Corporation's bonus plan, settlement of outstanding stock options, a lump sum payment of certain retirement benefits and continuing life, disability, accident and health insurance coverage for a three-year period after such termination. "Good reason" is broadly defined in the agreements to include any change in duties or responsibilities, reduction in compensation or benefits, or relocation. In addition, if an executive becomes subject to an excise tax under the Code as a result of any payments or benefits received on a change in control, the Corporation will make an additional payment to make the executive whole after payment of the excise tax and any income taxes on the additional payment.

                              CERTAIN TRANSACTIONS

   In July 1993, Mr. Finn entered into an agreement with the Corporation in connection with his relocation to San Francisco pursuant to which the Corporation agreed to loan Mr. Finn $425,000 to assist him with the purchase of a home in the San Francisco Bay Area. The loan, which was made on March 4, 1994, is secured by a deed of trust on Mr. Finn's residence. The full $425,000 in principal remains outstanding. The loan is interest-free and will be forgiven ratably over the three-year term of the loan if Mr. Finn remains an employee of the Corporation at each successive anniversary date of the loan. Further, the loan will be forgiven in full if he dies or is permanently disabled, if he terminates his employment for good reason (as defined in the note), or if the Corporation terminates his employment other than for cause (as defined in the note). If Mr. Finn dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr.
Finn voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due. Mr.
Carpenter will be offered a similar agreement when he relocates his residence to the San Francisco Bay Area.

                             PRINCIPAL STOCKHOLDERS

   Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center,
New York, New York 10281 has filed a statement on Schedule 13G with the Securities and Exchange Commission in which it reported owning as of December 31, 1993, 10,839,743 shares or 14.01% of the Corporation's outstanding common stock. Oppenheimer Group, Inc. reported that it had shared voting power and shared dispositive power with respect to all 10,839,743 shares.

   The Corporation does not know of any other person who is the beneficial owner of more than 5% of the Corporation's common stock.

                                 OTHER MATTERS

   Management does not know of any matters to be brought before the meeting except as specified in the notice of the meeting. However, as to any other matters which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the designated proxy holders.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

   Any stockholder proposal intended to be presented at the 1995 Annual
Meeting of Stockholders of the Corporation must be received by the Corporation no later than November 16, 1994 for inclusion in the Corporation's Proxy Statement and form of proxy relating to the meeting.


Dated: March 23, 1994
San Francisco, California


                                   EXHIBIT A

                            TRANSAMERICA CORPORATION
                           VALUE ADDED INCENTIVE PLAN
                          (EFFECTIVE JANUARY 1, 1994)


SECTION 1. ESTABLISHMENT AND PURPOSE

   1.1 Purpose. Transamerica Corporation (the "Company") hereby establishes the Transamerica Corporation Value Added Incentive Plan (the
"Plan"), effective as of January 1, 1994. The Plan is intended to attract and retain the services of executives who are in a position to influence the success of the Company by providing an award based on the financial performance of the total Company. Further, this Plan is designed to motivate key executives to increase shareholder value by improving operating results and efficiently employing the Company's capital.

   1.2 Effective Date. The Plan is effective as of January 1, 1994, subject to the approval by an affirmative vote, at the 1994 Annual Meeting of Stockholders, or any adjournment thereof, of the holders of a majority of the outstanding shares of the common stock of the Company, present in person or by proxy and entitled to vote at such meeting.


SECTION 2. DEFINITIONS

   2.1 Defined Terms. When used in the Plan, the following terms shall have the meanings specified below:

       2.1.1 "Adjusted Net Income" means the Company's net income, in accordance with Generally Accepted Accounting Principles, as reported for the Plan Year, adjusted for (i) cumulative effects of changes in accounting standards, (ii) the economic amount of interest and depreciation (levelized over the life of the equipment) and any economic gains and losses on the disposition of equipment held for lease in the Plan Year in lieu of reported interest, depreciation and gains and losses, (iii) amortized bond, equity and other portfolio gains and losses in lieu of realized gains and losses as reported, and (iv) the exclusion of goodwill amortized during the Plan Year.

       2.1.2 "Adjusted Equity" means the Company's reported shareholders' equity for the Plan Year, adjusted to exclude (i) preferred stock and (ii) net unrealized gains and losses on marketable equity and debt securities and foreign currency translation adjustments, and to include accumulated goodwill amortization related to assets still owned by the Company.


       2.1.3 "Average Adjusted Equity" means the "five-point" quarterly average of the Adjusted Equity for the Plan Year, the first point being the preceding year end.

       2.1.4 "Base Salary" means as to any Plan Year a Participant's actual salary rate approved by the Committee prior to the start of the Plan Year.
   Such Base Salary shall be before (i) deductions for taxes or benefits and
   (ii) deferrals of compensation pursuant to established plans.

       2.1.5 "Board" means the Company's Board of Directors.

       2.1.6 "Committee" means the Management Development and Compensation
   Committee of the Board of Directors of Transamerica Corporation.

       2.1.7 "Cost of Equity" means the Company's imputed equity cost based on a formula approved by the Committee prior to the start of the Plan Year.

       2.1.8 "Disability" has the meaning assigned to that term in the Transamerica Disability Income Plan in effect from time to time.

       2.1.9 "Maximum Award" means the maximum award pursuant to this Plan to any individual Participant for any one Plan Year, which shall be $3.0 million.

       2.1.10 "Normal Retirement" or "Early Retirement" means any termination of employment (other than by death or disability) after a Participant's normal or early retirement date (as defined in the Company's Retirement Plan).

       2.1.11 "Participant" means as to any Plan Year a key executive of the Company who is likely to have a significant impact on the value added performance of the Company. An employee must be approved as a Participant by the Committee before the beginning of each Plan Year.

       2.1.12 "Plan Year" means the 1994 calendar year and each succeeding calendar year.

       2.1.13 "Target Award" means the target incentive opportunity for an individual, expressed as a percentage of his or her Base Salary for a specific Plan Year. The schedule of individual Target Awards shall be determined by the Committee in accordance with Section 3.1.

       2.1.14 "Value Added" means Adjusted Net Income minus a capital charge, expressed as a percentage of the Company's Average Adjusted
   Equity. The capital charge is determined by multiplying the Company's
   Average Adjusted Equity by the Cost of Equity.


SECTION 3. AWARDS AND COMMITTEE DETERMINATIONS

   3.1 Opportunity. The Committee shall approve participation in the Plan and establish a Target Award for each Participant, based on his or her role and responsibilities, prior to the beginning of each Plan Year.

   3.2 Awards. Payment under this Plan will be based on a payout table adopted by the Committee in writing prior to the start of the Plan Year.
Such table will generally remain unchanged for a period of years; however, the Committee reserves the right (in its sole discretion) to modify the table, provided that such modification is done prior to the start of the applicable
Plan Year. The payout table will provide 100% of a Participant's Target
Award if a certain level of Value Added is achieved and greater or lesser awards for Value Added that exceeds or is less than, respectively, the level at which 100% of Target Awards are paid. No Participant's award under this Plan may exceed three times his or her Target Award, and in no event may a Participant's award under this Plan exceed his or her Maximum Award.

   3.3 Determination. Prior to the start of any Plan Year, the Committee shall determine for such Plan Year whether any significant nonrecurring item (e.g. an acquisition, or the gain or loss on a divestiture, of a business) will be excluded from the calculation of Value Added for the Plan
Year. Such determination shall apply only to events that have occurred since the adoption of this Plan or that may occur in the Plan Year. Once included, nonrecurring items may not be excluded in subsequent Plan Years.

   3.4 Adjustments Prior to Payment. The Committee, in its sole discretion, may reduce the award for any Participant below the award that would otherwise be payable in accordance with the Plan.

   3.5 Certification. The Committee shall certify in writing the level of Value Added achieved and the respective percent of Target Awards earned for the Plan Year prior to payment of awards.


SECTION 4. PAYMENT OF AWARDS

   4.1 Right to Receive Payment. Any award that may become due under this Plan shall be made solely from the general assets of the Company, normally on or before the March 20th next following the end of the Plan Year during which the award was earned. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

       4.1.1 Employment for Plan Year. If a Participant's employment with the Company continues for the entire Plan Year, the Participant shall be entitled to receive full payment of the award amount determined under Section 3 for the Plan Year in accordance with the terms of the Plan.

       4.1.2 Retirement, Disability or Death. In the event of death, Disability or Normal or Early Retirement of a Participant during a Plan
   Year, the Committee (in its sole discretion) will determine on a pro rata basis the amount of the partial award (if any) to be paid to such Participant (or to his or her personal representative) for such Plan Year.
   Payments will be made in cash at the same time as other awards to Participants are made for the same Plan Year.

       4.1.3 Resignation or Discharge. If during a Plan Year, a
   Participant's employment with the Company terminates by reason of resignation or discharge, then the Participant will not be eligible for and shall forfeit any award under this Plan for the Plan Year.

   4.2 Payment Options. Generally, awards under this Plan will be made in cash. However, the Committee reserves the right to declare any award, in whole or in part, payable in restricted stock, awarded under the terms of the 1985 Stock Option and Award Plan (the "1985 Plan") in an amount equivalent to the cash amount foregone with the restricted stock valued at fair market value on the date that the cash payment otherwise would have been made. Any restricted stock so awarded shall vest ratably over a period of not more than four years, subject to acceleration for termination of employment due to death, Disability, Normal or Early Retirement and change in control.

   4.3 Beneficiaries. Each Participant may designate, in writing and on such form as the Company may prescribe, one or more beneficiaries to receive any amount that is payable after the individual's death. In the event of a Participant's death, any award (whether cash or restricted stock) that is payable to such Participant shall be paid to his or her beneficiary or, in the event that no beneficiary has been designated, to his or her estate.

SECTION 5. ADMINISTRATION

   5.1 Committee. The Plan shall be administered by the Committee.

   5.2 Rules and Interpretation. The Committee shall be vested with all discretion and authority as it deems necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all persons.

   5.3 Records. The records of the Committee with respect to the Plan shall be conclusive on all Participants and their beneficiaries and on all other persons.

   5.4 Tax Withholding. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.


SECTION 6. GENERAL PROVISIONS

   6.1 Nonassignability. Prior to the time of any payment under the Plan, a Participant shall have no right by way of anticipation or otherwise to assign or transfer any interest under this Plan.

   6.2 Employment Rights/Participation. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant or any other individual for the continuation of his or her employment for any Plan Year or any other period. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year or other accounting period such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her as a Participant in this Plan. Being a Participant in any one Plan Year does not confer any right to be named as a Participant for any succeeding Plan Year.

   6.3 No Individual Liability. No member of the Committee or the
Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award made under the Plan.

   6.4 Severability; Governing Law. If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of California.

   6.5 Affiliates of the Company. Requirements referring to employment with the Company or payment of awards can be performed through the Company or any affiliate of the Company.

   6.6 1994 Plan Year. For Plan Year 1994, all actions that would otherwise be required to be taken prior to the beginning of a Plan Year shall be taken prior to April 1, 1994.


SECTION 7. AMENDMENT AND TERMINATION

   7.1 Amendment and Termination. The Committee may prospectively amend or terminate the Plan at any time and for any reason; provided, however, that such amendment shall not relieve the Company of its obligations under Section 7.2.



   7.2 Change in Control of the Company. In the event of a change in control of the Company (as defined in the severance agreements in effect at the time of adoption of this Plan between the Company and certain executive officers, including Plan Participants, the "Agreements"), not later than the 20th business day following the date of such event, the Company shall pay each Participant an award that is the greater of (i) an award calculated in accordance with Section 3 above, but using the period ending on the day immediately prior to the day a change in control occurred as the last day of the fiscal year for purposes of determining Value Added, or (ii) a pro rata amount of each Participant's Target Award for the Plan Year, based upon the portion of the fiscal year that has elapsed as of the date of the change in control. Payments made under this Section 7.2 shall not constitute "good reason" for purposes of terminating employment under any of the Agreements; however, the failure of the Company or its successor to continue this Plan or substitute a comparable plan immediately thereafter shall constitute "good reason" for such purposes.



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